Exhibit 99.1

Genasys Inc. Reports Fiscal Fourth Quarter and Full Year 2022 Financial Results

Annual Revenue Up 15% to $54.0 Million

SaaS Platform Gaining Momentum on Strategic Investments

SAN DIEGO, CA – November 30, 2022 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions that help keep people safe, today announced financial results for the Company’s fiscal fourth quarter and full year ended September 30, 2022.

Richard S. Danforth, Chief Executive Officer of Genasys Inc., commented, "Fiscal 2022 was an exceptional year. We delivered 15% growth in revenue and a positive Adjusted EBITDA while accelerating our strategic shift towards a higher-margin, recurring revenue model. The investments we are making in software sales and support led to key contract wins, fueled expansion in existing markets, and paved the way for entry into new markets and geographies. Our software-as-a-service (SaaS) products team expanded our unified critical communications platform into 7 countries, 19 states, and 21 California counties.

“We self-funded more than $9.0 million in SaaS platform investments and still generated positive cash from operations for the year,” added Mr. Danforth. “These investments are creating a strong economic engine to meet the growing demand for critical communications systems. After repurchasing approximately $1 million in company stock in open market transactions, we ended the year with no debt and $19.9 million in cash, cash equivalents, and marketable securities. The cash generating power of our core business and the strength of our balance sheet continue to provide us with the resources and flexibility to execute our long-term growth strategy."

Business Outlook

Commenting on the outlook for fiscal year 2023, Mr. Danforth stated, “We anticipate continued revenue growth in fiscal 2023. While our hardware business will start from a lower backlog than the previous year, due mainly to international hardware orders anticipated in fiscal 2022 moving into fiscal 2023, the carryover of expected orders, stronger international sales, continuing AHD deliveries to the U.S. Military, and increasing software services sales are expected to augment fiscal 2023 bookings and backlog. Further, we are building a strong base of annual recurring revenue from our software business and anticipate it will represent a larger portion of our revenue in fiscal 2023.

"Last year we discussed a $9 to $11 million increase in expenses to support our SaaS business growth. The increase in fiscal 2022 was $6.4 million, and we anticipate operating expenses to increase by approximately $5.0 million in fiscal 2023, reflecting our continued confidence and excitement in our SaaS business.”

Select Fiscal Year 2022 Highlights

●	Accelerated momentum in SaaS sales
o	Received multi-year enterprise SaaS contract from a second global automaker
o	Landed three new SaaS contracts in the Utility sector
o	Significantly increased U.S. counties under contract for Genasys' comprehensive suite of public safety, emergency warning, and evacuation systems
o	Captured 10 cross-selling opportunities
o	Expanded SaaS coverage in 19 new U.S. states
o	Validated SaaS platform and business model
●	Integrated Mass Notification System revenue grew 457%

Fourth Quarter and Fiscal Year 2022 Financial Updates

●	Fourth quarter revenue increased by 7% to $16.0 million, and fiscal year 2022 revenue increased by 15% to $54.0 million
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Fiscal fourth quarter bookings were $6.0 million, bringing total bookings for fiscal 2022 to $38.2 million. From these total bookings, we had a backlog of $22.0 million that we expect to deliver in fiscal 2023.

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Results for the three months and 12 months ended September 30, 2022 include a non-cash impairment charge of $13.2 million to reduce the Company’s goodwill asset due to sustained declines in major stock market indices since the beginning of the year resulting in a decrease in SaaS market multiples from 15.5 to 5.5 times annual revenue, and a non-cash income tax expense of $1.0 million primarily related to an increase in the valuation allowance against deferred tax assets

●

Net loss for the fourth quarter was $13.8 million, and for fiscal year 2022 was $16.2 million, which included the impact of the non-cash impairment charge, the non-cash income tax expense, and investment in our software platform.

●	Fourth quarter operating income was $0.4 million and fiscal year 2022 operating loss was $2.4 million, excluding the non-cash impairment charge.
●	Adjusted EBITDA was $1.6 million for the fourth quarter, compared with $1.8 million in the prior year period, and $2.4 million for fiscal year 2022, compared with $4.1 million in fiscal 2021.

Fiscal Fourth Quarter 2022 Financial Summary

Fiscal fourth quarter revenue was $16.0 million, an increase of 7% from $15.0 million in the prior year quarter.

Gross profit margin was 47.8%, compared with 51.2% in the fourth quarter of fiscal 2021. The decrease as a percentage of revenue was primarily attributable to the higher component costs in this year's quarter.

Operating expenses were $20.4 million, including a non-cash goodwill impairment of $13.2 million, compared with $7.0 million in the same period a year ago. Selling, general and administrative expenses were essentially unchanged at $5.6 million in the current period. Additionally, research and development expenses increased 13% year-over-year due to continued investment in software products.

Net loss in the quarter was $13.8 million, or $0.38 per share, compared with net income of $0.8 million, or $0.02 per diluted share, in the fourth quarter of fiscal 2021. The fourth quarter of fiscal 2022 included a non-cash goodwill impairment of $13.2 million and non-cash income tax expense of $1.0 million primarily related to an increase in the valuation allowance against deferred tax assets.

Fiscal Year 2022 Financial Summary

Revenue for fiscal 2022 was $54.0 million, an increase of 15% from $47.0 million in fiscal 2021.

Gross profit margin was 48.7%, 110 basis points lower than 49.8% in fiscal 2021. The decrease as a percentage of revenue was primarily attributable to increased costs associated with continued investment in personnel to support the growth of our software revenue and higher component costs in the second half of fiscal year 2022.

Operating expenses were $41.9 million, compared with $22.3 million in the same period a year ago. The increase includes $6.4 million in planned selling, general and administrative and research and development expenses, and the non-cash goodwill impairment expense of $13.2 million.

Net loss for fiscal year 2022 was $16.2 million, or $0.44 per share, compared with net income of $0.7 million, or $0.02 per diluted share, in fiscal 2021. The decrease was due to a non-cash goodwill impairment expense of $13.2 million, non-cash income tax expense of $1.0 million, and planned increases in selling, general and administrative and research and development expenses.

Adjusted EBITDA was $2.4 million for the fiscal year ended September 30, 2022, compared with $4.1 million for the prior fiscal year.

Cash, cash equivalents and marketable securities totaled $19.9 million on September 30, 2022, compared with $20.7 million on September 30, 2021.

In accordance with generally accepted accounting principles, the Company conducted a quantitative test of goodwill assets for impairment due to deterioration in the equity markets evidenced by sustained declines in major stock market indices since the beginning of the year resulting in a decrease in SaaS market multiples from 15.5 to 5.5 times annual revenue. As a result of the impairment analysis, the Company recorded an impairment loss on goodwill of $13.2 million associated with the software reporting unit for the three and 12 months ended September 30, 2022.

We include in this press release Non-GAAP operational metrics of adjusted EBITDA, backlog and bookings, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income before other income, net, income tax expense (benefit), depreciation and amortization expense and stock-based compensation. We do not consider these items to be indicative of our core operating performance. The items that are non-cash include depreciation and amortization expense and stock-based compensation. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. We consider bookings as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition. Backlog is a measure of purchase orders received that are planned to ship within the next 12 months.

Webcast and Conference Call Details

Management will host a conference call to discuss the fiscal year 2022 financial results this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967, or international at (862) 298-0702.

Webcast: https://www.webcaster4.com/Webcast/Page/1375/47059

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys® is a global provider of critical communications systems and solutions that help protect and keep people safe. Genasys provides a multichannel approach to deliver geo-targeted alerts, notifications, instructions, and information before, during, and after public safety and enterprise threats. The Company’s unified software-as-a-service and hardware platform includes Genasys Emergency Management (GEM), Zonehaven™ emergency evacuation resources, National Emergency Warning System (NEWS), Integrated Mass Notification System (IMNS), LRAD® long-range communication systems, and more.

Genasys systems are in service in more than 100 countries in a range of diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security, and other applications. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics and how they may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2021. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Kimberly Rogers

Hayden IR

ir@genasys.com

Genasys Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	September 30,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$12,736	$13,167
Short-term marketable securities	6,397	5,686
Restricted cash	100	279
Accounts receivable, net	6,744	7,682
Inventories, net	6,008	6,416
Prepaid expenses and other	3,577	2,255
Total current assets	35,562	35,485
Long-term marketable securities	781	1,875
Long-term restricted cash	823	1,082
Deferred tax assets, net	7,373	8,039
Property and equipment, net	1,757	1,755
Goodwill	10,118	23,834
Intangible assets, net	10,505	12,804
Operating lease right of use asset	4,541	4,862
Prepaid expenses and other - noncurrent	394	392
Total assets	$71,854	$90,128

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,334	$2,160
Accrued liabilities	12,083	14,111
Notes payable, current portion	-	296
Operating lease liabilities, current portion	948	899
Total current liabilities	15,365	17,466

Other liabilities, noncurrent	907	995
Operating lease liabilities, noncurrent	5,189	5,709
Total liabilities	21,461	24,170

Total stockholders' equity	50,393	65,958
Total liabilities and stockholders' equity	$71,854	$90,128

Genasys Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three months ended		Years ended
	September 30,		September 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$16,038	$15,047	$54,035	$47,003
Cost of revenues	8,378	7,348	27,693	23,577
Gross profit	7,660	7,699	26,342	23,426
	47.8%	51.2%	48.7%	49.8%
Operating expenses:
Selling, general and administrative	5,568	5,493	21,688	17,424
Impairment of goodwill	13,162	-	13,162	-
Research and development	1,696	1,502	7,023	4,918
Total operating expenses	20,426	6,995	41,873	22,342

(Loss) income from operations	(12,766)	704	(15,531)	1,084
Other income and expense, net	48	(5)	60	54
(Loss) income before income taxes	(12,718)	699	(15,471)	1,138
Income tax (benefit) expense	1,108	(72)	741	434
Net (loss) income	$(13,826)	$771	$(16,212)	$704

Net (loss) income per common share:
Basic	$(0.38)	$0.02	$(0.44)	$0.02
Diluted	$(0.38)	$0.02	$(0.44)	$0.02

Weighted average common shares outstanding:
Basic	36,599	36,222	36,495	34,409
Diluted	36,599	37,252	36,495	35,589

Reconciliation of GAAP measures to non-GAAP measures

Net (loss) income	$(13,826)	$771	$(16,212)	$704
Other income and expense, net	(48)	5	(60)	(54)
Income tax (benefit) expense	1,108	(72)	741	434
Impairment of goodwill	13,162	-	13,162	-
Depreciation and amortization	636	644	2,556	1,597
Stock based compensation	577	468	2,227	1,424
Adjusted EBITDA	$1,609	$1,816	$2,414	$4,105